EXHIBIT 5.1

SICHENZIA ROSS FRIEDMAN FERENCE LLP

October 4, 2012

Unilife Corporation

250 Cross Farm Lane

York, Pennsylvania 17406

Re:	Sale of Common Stock registered pursuant to
Shelf Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Unilife Corporation, a Delaware corporation (the “Company”), and are rendering this opinion in connection with a prospectus supplement, dated October 4, 2012 (the “Prospectus Supplement”), relating to Registration Statement on Form S-3 (File No. 333-173195) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the sale by the Company of shares of its common stock, par value $0.01 per share (the “Common Stock”), having an aggregate offering price of up to $45.0 million (the “Shares”).

We understand that the Shares are to be issued by the Company and sold by Cantor Fitzgerald & Co. (“Cantor”), as described in the Registration Statement and Prospectus Supplement, pursuant to the Sales Agreement dated October 3, 2012 between the Company and Cantor (the “Sales Agreement”), which has been filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K to which this opinion is attached as Exhibit 5.1.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement and the Prospectus Supplement, (ii) the Sales Agreement, and (iii) the Certificate of Incorporation and the Amended and Restated Bylaws of the Company. We have also examined such corporate records and other agreements, documents and instruments, and such certificates or comparable documents of public officials and officers and representatives of the Company, and have made such inquiries of such officers and representatives and have considered such matters of law as we have deemed appropriate as the basis for the opinions hereinafter set forth.

In delivering this opinion, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified, photostatic or conformed copies, the authenticity of originals of all such latter documents, and the accuracy and completeness of all records, information and statements submitted to us by officers and representatives of the Company.

We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties.

Further, we have assumed that no more than 14,423,077 Shares will be sold, based on a sale price of $3.12 per share, representing the last reported sale price of the Company’s common stock on The NASDAQ Global Market on September 28, 2012.

With respect to securities of the Company to be issued after the date hereof, we express no opinion to the extent that, notwithstanding its current reservation of shares of common stock, future issuances of securities of the Company and/or antidilution adjustments to outstanding securities of the Company cause outstanding securities to be convertible for more shares of common stock than the number that remain authorized but unissued.

Based upon and subject to the limitations and assumptions set forth herein, we are of the opinion that the Shares to be issued and sold by the Company have been duly authorized for issuance and, when issued and paid for in accordance with the terms and conditions of the Sales Agreement, will be validly issued, fully paid and nonassessable.

We express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

We hereby consent to the filing of this opinion with the Commission as an exhibit to a Current Report on Form 8-K (and its incorporation by reference into the Registration Statement) in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act, and to the use of this firm’s name therein and in the Prospectus Supplement under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours

/s/ Sichenzia Ross Friedman Ference LLP

Sichenzia Ross Friedman Ference LLP